EXHIBIT 99.1b

BioAdaptives Welcomes UFC Senior Executive Reed Harris to Its Board of Advisors

BioAdaptives Inc.

Harris, the Senior Vice President of Athlete Development and Marketing at the Ultimate Fighting Championship, has a distinguished career spanning over 40 years

LAS VEGAS, Feb. 06, 2025 (GLOBE NEWSWIRE) -- via IBN – BioAdaptives Inc. (OTC: BDPT), a leading biotechnology company focused on innovative health and wellness solutions, proudly announces the appointment of Reed Harris to its Board of Advisors. Harris brings decades of experience in leadership, athlete development and business management, and an unparalleled commitment to innovation and excellence in professional and personal endeavors.

Reed Harris, the Senior Vice President of Athlete Development and Marketing at the Ultimate Fighting Championship (UFC) in Las Vegas, has a distinguished career spanning over 40 years. He blends expertise in martial arts, business development and charity work. His life and career reflect a dedication to discipline, growth and giving back to the community.

Harris founded World Extreme Cagefighting (WEC), one of the leading MMA promotions in the U.S. and internationally broadcasted in Canada, Brazil, Mexico and Australia. He sold WEC to the UFC in 2006 and continued to run the organization until its merger with the UFC in 2012.

Harris will work closely with BioAdaptives' marketing department to introduce several new products, including Xcellera, the stem cell activator proven in randomized, double-blind, placebo-controlled human clinical trials to increase circulating stem cells on average by 268.8% in 28 days. It is beneficial for tissue repair, anti-aging, immune and cardiovascular support and more.

Jim Keener, CEO of BioAdaptives, Inc., said: "We are excited to welcome Reed Harris to our Board of Advisors. Reed’s exceptional leadership, business acumen and dedication to athlete development and community service align perfectly with our mission to deliver innovative health and wellness solutions. His deep experience building and managing successful organizations and his passion for helping others makes him an invaluable asset to BioAdaptives as we expand our reach and impact."

Reed Harris’s addition to the Board of Advisors reflects BioAdaptives’ commitment to strengthening its leadership team and advancing its mission of improving lives through cutting-edge biotechnology and holistic health solutions.

1

About BioAdaptives, Inc.

BioAdaptives, Inc. (OTC: BDPT) is a leading innovator in the health and wellness industry, dedicated to developing and marketing nutraceutical and wellness products that harness the power of natural ingredients and cutting-edge science. Our mission is to improve the quality of life for our customers by offering products that support optimal health and vitality.

For more information about Xcellara™ Stem Cell Activator and other BioAdaptives products, please visit our website at www.bioadaptives.com.

Contact Information:

BioAdaptives, Inc.

Emily Harrison

IR Coordinator

(702)-659-8829

info@bioadaptives.com

2620 Regatta Dr, Suite 102

Las Vegas, NV 89128

Forward-Looking Statements: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding expected growth, potential benefits of the company's products, and future business opportunities. These statements involve risks, uncertainties, and other factors that may cause actual results or developments to differ materially

2